Exhibit 10.1

Final

EMPLOYEE BENEFITS AGREEMENT

This Employee Benefits Agreement, dated as of March 24, 2015, is entered into by and between Nabors Industries Ltd., a Bermuda exempted Company (“Navy”), Nabors Red Lion Limited, a Bermuda exempted Company and currently a wholly owned Subsidiary of Navy (“Red Lion”), and C&J Energy Services, Inc., a Delaware corporation (“Penny,” and together with Navy and Red Lion, the “Parties”), effective as between Navy and Red Lion at the Separation Time and effective as among all the Parties at the Effective Time (as defined below).

RECITALS:

WHEREAS, in connection with the transactions contemplated by the Separation Agreement entered into by Navy and Red Lion (the “Separation Agreement”), the Merger Agreement entered into by the Parties (the “Merger Agreement”), and the Transition Services Agreement entered into by Navy and Red Lion (the “Transition Services Agreement”), in each case on or about the date hereof, the Parties have agreed to enter into this Agreement to allocate among Navy, Red Lion and Penny the Assets, Liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement or in its Exhibits have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Separation Agreement.

1.1 “Agreement” means this Employee Benefits Agreement, including all the Exhibits hereto.

1.2 “Benefit Continuation Period” means the period of time from the Effective Time through the earlier of (i) the one-year anniversary of the Effective Time and (ii) December 31, 2015.

1.3 “Canadian Defined Contribution Plan” has the meaning given to it in Section 2.4(b).

1.4 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax Law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.5 “Continuing Employees” has the meaning given to it in Section 2.1 and includes those Delayed Transfer Service Providers who become Continuing Employees as described in Section 2.6(a).

1.6 “Covered Flex Plan Employees” has the meaning given to it in Section 3.3.

1.7 “Delayed Transfer Service Providers” has the meaning given to it in Section 2.6(a).

1.8 “Effective Time” has the meaning given to it in the Merger Agreement.

1.9 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.10 “Hire Date” has the meaning given to it in Section 2.6(a).

1.11 “Merger Agreement” has the meaning given to it in the preamble to this Agreement.

1.12 “Navy” has the meaning given to it in the preamble to this Agreement.

1.13 “Navy 401(k) Plan” has the meaning given to it in Section 3.1(a).

1.14 “Navy Employee Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, consultant, officer or director of Navy or any of its Subsidiaries or any beneficiary or dependent thereof that is entered into, sponsored or maintained by Navy or any of its Subsidiaries, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not any such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, equity-linked award, severance, retention, employment, change of control or fringe benefit plan, program, policy, practice, agreement, or arrangement.

1.15 “Navy Flex Plan” has the meaning given to it in Section 3.3.

1.16 “Navy Nonqualified Plans” has the meaning given to it in Section 6.3(a).

1.17 “Navy Severance Plan” means the Nabors Industries, Inc. Severance Plan, as it is in effect as of the signing of this Agreement. For purposes of this Agreement, Navy Severance Plan also includes the Nabors Industries, Inc. Severance Plan as modified by Nabors Production Services Ltd., but only to the extent all such modifications are accurately set forth on Exhibit D.

1.18 “Navy U.S. DB Plan” has the meaning given to it in Section 6.1.

1.19 “Navy U.S. DB Plan Trust” has the meaning given to it in Section 6.1.

1.20 “Navy Vacation Policy” means policy 300.40.2 (Vacation) of the Nabors Industries, Inc. Human Resources Policies and Procedures Manual, with effective date January 1, 2009.

1.21 “NCPS Vacation Policy” means Index No. NCPS 21.0 of the Nabors Completion & Production Services Co. Human Resources Policies and Procedures Manual, with effective date January 1, 2013.

1.22 “NCS” has the meaning given to it in Section 2.6(a).

1.23 “New Plans” has the meaning given to it in Section 3.2(a).

1.24 “Nonqualified Plan Participants” has the meaning given to it in Section 6.3(b).

1.25 “Penny” has the meaning given to it in the preamble to this Agreement.

1.26 “Penny Common Stock” has the meaning given to it in the Merger Agreement.

1.27 “Penny Employee” means each individual who is employed by Penny or a Subsidiary of Penny immediately prior to the Effective Time.

1.28 “Penny Employee Benefit Plan” has the meaning given to it in the Merger Agreement.

1.29 “Project Services Agreement” has the meaning given to it in Section 2.6(a).

1.30 “Red Lion” has the meaning given to it in the preamble to this Agreement.

1.31 “Red Lion Employee” means any individual who, immediately prior to the Effective Time, is employed by a Red Lion Entity, including any individual absent due to short-term medical leave, long-term medical leave, vacation, holiday or leave of absence, including military leave and leave under the Family and Medical Leave Act, but excluding those individuals listed on Exhibit A and/or Exhibit C.

1.32 “Red Lion Employee Benefit Plan” has the meaning given to it in the Merger Agreement.

1.33 “Red Lion Group 401(k) Plan” has the meaning given to it in Section 6.2.

1.34 “Red Lion Group Flex Plan” has the meaning given to it in Section 3.3.

1.35 “Red Lion Group Severance Plan” has the meaning given to it in Section 3.1(b).

1.36 “Red Lion Self-Insured Workers’ Compensation Liabilities” has the meaning given to it in Section 2.5(a).

1.37 “Red Lion Vacation Policy” has the meaning given to it in Section 3.4.

1.38 “Red Lion Workers’ Compensation Claims” mean all Liabilities under or in connection with workers’ compensation benefits with respect to any Continuing Employee or any other Person who is or was employed by a Red Lion Entity, in each case, arising from an Action first asserted upon or after the Separation Time or, with respect to Continuing Employees who are Delayed Transfer Service Providers, upon or after their applicable Hire Date.

1.39 “Separation Agreement” has the meaning given to it in the preamble to this Agreement.

1.40 “Service” has the meaning given to it in Section 2.6(a).

1.41 “Service End Date” has the meaning given to it in Section 2.6(a).

1.42 “Transaction Agreements” has the meaning given to it in the Merger Agreement.

1.43 “Transferred Account Balances” has the meaning given to it in Section 3.3.

1.44 “TSA Benefits Transition Period” has the meaning given to it in Section 2.4(b).

1.45 “WARN Act” has the meaning given to it in Section 5.2

ARTICLE II

EMPLOYMENT OF RED LION EMPLOYEES;

SEVERANCE; ASSUMPTION AND RETENTION OF LIABILITIES;

RED LION PARTICIPATION IN NAVY EMPLOYEE BENEFIT PLANS;

RED LION WORKERS COMPENSATION CLAIMS

2.1 Employment of Red Lion Employees. All Red Lion Employees who are employed by a Red Lion Entity immediately prior to the Effective Time are referred to herein as “Continuing Employees.”

2.2 Severance. A Continuing Employee shall not be deemed to have terminated employment in connection with or in anticipation of the consummation of the transactions contemplated by the Transaction Agreements for purposes of determining eligibility for severance benefits. The applicable member of the Red Lion Group shall be solely responsible for all Liabilities in respect of, all costs arising out of, and all payments and benefits relating to, the termination or alleged termination of any Continuing Employee’s employment or other service that occurs as a result of, in connection with, or following the consummation of, the transactions contemplated by the Transaction Agreements, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, Law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation and taxes). The Red Lion Group shall indemnify and hold harmless the Navy Group with respect to any Actions by a Continuing Employee asserting that such Continuing Employee is entitled to severance benefits under the applicable Navy Severance Plan.

2.3 Assumption and Retention of Liabilities.

(a) From and after the Separation Time, except as otherwise expressly provided in this Agreement, a member of the Red Lion Group shall retain, assume, perform, discharge, fulfill when due, hold the Navy Group harmless from, and to the extent applicable, comply with all of the following, in accordance with their respective terms: (i) all Red Lion Employee Benefit Plans and all Liabilities under and in connection with all Red Lion Employee Benefit Plans, in each case, arising from any Action first asserted upon or after the Separation Time; (ii) all Liabilities arising from any Action first asserted upon or after the Separation Time with respect to the employment or other service or termination of employment or other service of all Continuing Employees who are not Delayed Transfer Service Providers; (iii) all Liabilities arising from any Action first asserted upon or after his or her Hire Date with respect to the employment or other service or termination of employment or other service of all Delayed Transfer Service Providers who become Continuing Employees; (iv) all Liabilities arising from any Action first asserted upon or after the Separation Time with respect to or in connection with the engagement or termination of services by Red Lion or a Red Lion Entity of any individual who is or was an independent contractor (including any temporary service worker, consultant, freelancer, on-call worker, incidental worker, worker providing services under a retainer agreement, or other non-payroll worker of Red Lion or any Red Lion Entity, who is not an employee of Red Lion or a Red Lion Entity under applicable Laws) (for the avoidance of doubt, no such individual under this clause (iv) shall be a “Red Lion Employee” under this Agreement); (v) all Red Lion Workers’ Compensation Claims; and (vi) any other Liabilities expressly assigned to the Red Lion Group under this Agreement.

(b) The Navy Group shall retain, assume, perform, discharge and fulfill when due, and hold the Red Lion Group harmless from: (i) all Liabilities with respect to the employment or other service or termination of employment or other services of all Continuing Employees who are not Delayed Transfer Service Providers to the extent that such Liabilities arose from an Action pending or asserted in writing before the Separation Time; (ii) all Liabilities with respect to the employment or other service or termination of employment or other services of all Delayed Transfer Service Providers who become Continuing Employees to the extent that such Liabilities arose from an Action pending or asserted in writing before his or her Hire Date; (iii) except as otherwise set forth in Section 2.6(b), all Liabilities with respect to the employment or other service or termination of employment or other service of all individuals who provide or have provided services to the Navy Group and who are not Continuing Employees (other than such claims referenced in Section 2.3(a)(iv)); (iii) all Liabilities arising under or relating to workers’ compensation claims of Red Lion Employees that are not Red Lion Workers’ Compensation Claims; and (iv) any other Liabilities expressly assigned to the Navy Group under this Agreement.

2.4 Red Lion Participation in Navy Employee Benefit Plans. (a) Except as set forth on Exhibit B and/or in compliance with the applicable terms of the Transition Services Agreement, immediately prior to the Separation Time, (i) Red Lion and each other Red Lion Entity shall cease to be a participating employer in each Navy Employee Benefit Plan, other than any Red Lion Employee Benefit Plan, (ii) the Red Lion Employees shall cease to accrue further benefits and shall cease to be active participants in the Navy Employee Benefit Plans (other than any Red Lion Employee Benefit Plan), and (iii) the Parties shall take all necessary action before the

Separation Time to effectuate the foregoing clauses (i) and (ii). Penny and Red Lion shall indemnify and hold Navy and its Subsidiaries, other than the Red Lion Entities, harmless for any Liability arising solely from the Continuing Employees’ continued participation in any Navy Employee Benefit Plan listed on Exhibit B hereto after the Separation Time; provided, however, that Navy and its Subsidiaries shall take commercially reasonable efforts to cooperate with Penny and Red Lion in defending against any claims for any such Liability. Except as otherwise expressly provided in this Agreement (including Section 2.2) or any other Transaction Agreement, Navy shall indemnify and hold Red Lion, each Red Lion Entity and Penny harmless for any Liability under any Navy Employee Benefit Plan with respect to service (and the termination of service) prior to the Separation Time of Red Lion Employees and of individuals described in Section 2.3(a)(iv) of this Agreement; provided, however, that such indemnification obligation shall not apply to the extent (and only to the extent) that any such Liability results from action taken by or omitted by any Red Lion Entity or Penny after the Separation Time. For the avoidance of doubt, Navy shall not be obligated to indemnify the Red Lion Group with respect to Liabilities for compensation or benefits that accrue, are paid or are provided to Continuing Employees on or after the Separation Time even if the levels of, or eligibility for, compensation or benefits are based on service provided prior to the Separation Time.

(b) Canadian Plans. Notwithstanding the foregoing, the Parties agree that, to the extent permitted by applicable Law and the terms of the applicable Navy Employee Benefit Plans, Continuing Employees will continue to participate (at the sole cost and expense of the Red Lion Group) in the Canadian benefit plans listed on Exhibit B from the Separation Time through the last day of the quarter following the quarter in which the Closing Date occurs (the “TSA Benefits Transition Period”). Notwithstanding the terms of the Transition Services Agreement, at the Effective Time or, if earlier, the time that participation by Continuing Employees in the Pension Plan for Employees of Nabors Drilling Canada Limited (the “Canadian Defined Contribution Plan”) is no longer commercially feasible, the applicable Continuing Employees’ active participation in the Canadian Defined Contribution Plan shall cease. Until such time as a Continuing Employee’s entitlement is settled or paid in full, Navy shall retain all Liabilities under the Canadian Defined Contribution Plan with respect to such Continuing Employee and shall retain and/or continue to administer all Assets associated with the Canadian Defined Contribution Plan (including those held under any related trust(s)) in accordance with applicable law and the terms of the Canadian Defined Contribution Plan.

2.5 Red Lion Workers’ Compensation Claims Administration. Subject to the Navy Group’s reasonable cooperation, the Red Lion Group will use commercially reasonable efforts to obtain the release, effective as of the Separation Time, of the Navy Group, from those letters of credit, bonds or other instruments or collateral provided by the Navy Group that are in effect as of the signing of this Agreement (collectively, “Red Lion Self-Insured Workers’ Compensation Liabilities”), in each instance with respect to the Red Lion Workers’ Compensation Claims. From and after the Separation Time, Red Lion will be solely responsible for the administration and payment of all of the Red Lion Workers’ Compensation Claims (including the Red Lion Self-Insured Workers’ Compensation Liabilities), all of which will continue to be Liabilities of the Red Lion Group; provided, however, that the Navy Group shall provide reasonable cooperation with respect to any such administration to the extent requested by the Red Lion Group.

2.6 Delayed Transfer Service Providers. (a) The individuals listed on Exhibit C are collectively referred to herein as “Delayed Transfer Service Providers.” A member of the Red Lion Group shall provide to each applicable Delayed Transfer Service Provider an offer of employment or continued service that complies with the requirements set forth in Section 3.1(a) no later than 10 business days prior to completion of the applicable “Service” (as defined in the Project Services Agreement between Nabors Corporate Services Inc. (“NCS”) and Penny (the “Project Services Agreement”) with which the Delayed Transfer Service Provider is assisting or the applicable written scope of work with which the Delayed Transfer Service Provider is associated, including pursuant to the Transition Services Agreement) (the “Service End Date”). Each such offer must be accepted within 10 business days following the date the offer is made (unless earlier extended) and will be for employment effective as of the day immediately following the Service End Date or, if later, the date that the applicable Delayed Transfer Service Provider is able to return (and does return) from an approved leave of absence and begins work with the applicable member of the Red Lion Group (the “Hire Date”). Each applicable Delayed Transfer Service Provider shall be treated as a Continuing Employee for all purposes under this Agreement (including the applicable provisions of the Transition Services Agreement) as of the applicable Hire Date.

(b) Severance. In the event a member of the Red Lion Group does not provide an offer of employment or continued service in accordance with Section 2.6(a) and the Navy Group terminates the employment or service of a Delayed Transfer Service Provider within three months following completion of the applicable Service, then the Red Lion Group shall be solely responsible for paying the costs, if any, incurred under the applicable Navy Severance Plan, by the Navy Group in connection with any such termination. For the avoidance of doubt, if a Delayed Transfer Service Provider does not accept an offer of employment made by a member of the Red Lion Group in accordance with Section 2.6(a), the Red Lion Group shall have no Liability under this Section 2.6(b).

ARTICLE III

TERMS OF EMPLOYMENT FOR EMPLOYEES

3.1 Levels of Compensation and Benefits for Employees.

(a) During the Benefit Continuation Period, the Red Lion Group shall provide to each Continuing Employee and Penny Employee either, or a combination of, as determined in the sole discretion of Red Lion and its appropriate officers, comparable types and levels of employee benefits (including salary, cash incentive compensation and health and welfare benefits) as those provided immediately prior to the Effective Time (or any applicable Hire Date) to similarly-situated employees of Penny or to similarly-situated Red Lion Employees (except that, with respect to the Canadian Defined Contribution Plan and the Nabors Industries, Inc. Retirement Savings Plan (the “Navy 401(k) Plan”), such comparable types and levels of benefits shall be provided as soon as administratively feasible, but in any event no later than May 31, 2015 (or, if later, the applicable Hire Date with respect to Continuing Employees who are Delayed Transfer Service Providers)); provided, however, that the Red Lion Group shall continue to provide the type and level of employee benefits to Continuing Employees to the extent necessary to comply with any comparable employment or similar requirement contained in the applicable Navy Severance Plan; and provided further, however, that nothing in this

Section 3.1(a) shall restrict or prevent the Red Lion Group from taking any actions during the Benefit Continuation Period with respect to the Continuing Employees that would result in the payment of severance benefits pursuant to Section 3.1(b), so long as such actions do not result in any Liability to the Navy Group.

(b) Immediately following the Effective Time, each Continuing Employee and each Penny Employee shall be eligible to receive severance benefits from the Red Lion Group under the same terms and conditions as the applicable Navy Severance Plan (the “Red Lion Group Severance Plan”). The Red Lion Group shall take into account for purposes of calculating (i) a Continuing Employee’s severance benefits under the Red Lion Group Severance Plan, such Continuing Employee’s service with Navy and its Affiliates (and their respective predecessors) prior to the Separation Time (or any applicable Hire Date), and with Red Lion and its Affiliates from and after the Separation Time (or applicable Hire Date), as service for the Red Lion Group and (ii) a Penny Employee’s severance benefits under the Red Lion Group Severance Plan, such Penny Employee’s service with Penny and its Affiliates (and their respective predecessors) prior to the Effective Time, and with Red Lion and its Affiliates from and after the Effective Time, as service for the Red Lion Group.

3.2 Service Credit and Welfare Plans.

(a) For all purposes (including vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Red Lion Group providing benefits to any Continuing Employees or Penny Employees from or after the Effective Time (the “New Plans”), Red Lion shall take commercially reasonable efforts to provide, subject to the approval of any applicable insurance carrier, that each Continuing Employee and Penny Employee shall be credited with his or her years of service with Navy, Red Lion, Penny, their respective Affiliates and each of their respective predecessors, as applicable, prior to the Effective Time or, with respect to Continuing Employees who are Delayed Transfer Service Providers, prior to the applicable Hire Date, in either case, to the same extent as such Continuing Employee or Penny Employee, as applicable, was entitled, before the Effective Time or applicable Hire Date, to credit for such service under any similar employee benefit plan in which such Continuing Employee or Penny Employee, as applicable, participated or was eligible to participate immediately prior to the Effective Time or applicable Hire Date; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(b) In addition, and without limiting the generality of the foregoing, Red Lion shall take commercially reasonable efforts to cause, subject to the approval of any applicable insurance carrier, (i) each Continuing Employee and Penny Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such a New Plan is comparable to the applicable employee benefit plan in which such Continuing Employee or Penny Employee participated immediately prior to the Effective Time or applicable Hire Date, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee or Penny Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the applicable employee benefit plan in which such Continuing Employee or Penny Employee participated immediately prior to the Effective Time or applicable Hire Date.

3.3 Flexible Spending Accounts. Effective as of the end of the TSA Benefits Transition Period or, with respect to each Continuing Employee that is Delayed Transfer Service Provider, as of the Hire Date: (a) the account balances under health care flexible spending accounts and under dependent care spending accounts (whether positive or negative, the “Transferred Account Balances”) under Navy’s health care flexible spending and dependent care spending plan(s) (collectively, the “Navy Flex Plan”) of the Continuing Employees who are participants in the Navy Flex Plan (the “Covered Flex Plan Employees”) shall be transferred to one or more comparable plans of the Red Lion Group (collectively, the “Red Lion Group Flex Plan”); (b) the elections, contribution levels and coverage levels of the Covered Flex Plan Employees shall apply under the Red Lion Group Flex Plan in the same manner as under the Navy Flex Plan; and (c) the Covered Flex Plan Employees shall be reimbursed from the Red Lion Group Flex Plan for claims incurred at any time during the plan year of the Navy Flex Plan in which the TSA Benefits Transition Period ends (or, with respect to Continuing Employees who are Delayed Transfer Service Providers, the plan year of the Navy Flex Plan in which the applicable Delayed Transfer Service Provider’s Hire Date occurs) that are submitted to the Red Lion Group Flex Plan from or after such time on the same basis and the same terms and conditions as under the Navy Flex Plan. As soon as practicable after the end of the TSA Benefits Transition Period (or an applicable Hire Date), and in any event within 10 business days after the amount of the applicable Transferred Account Balances is determined, the Navy Group shall pay the Red Lion Group the net aggregate amount of the applicable Transferred Account Balances, if such amount is positive, or the Red Lion Group shall pay the Navy Group the net aggregate amount of the Transferred Account Balances, if such amount is negative.

3.4 Vacation. Subject to the terms of the Transition Services Agreement, Continuing Employees shall continue to participate in the NCPS Vacation Policy, Navy Vacation Policy, or the Canadian vacation policy, as applicable, with such participation to continue through the end of the TSA Benefits Transition Period (or, with respect to Continuing Employees who are Delayed Transfer Service Providers, through the applicable Hire Date). Beginning on the first day following the end of the TSA Benefits Transition Period or the applicable Hire Date, Continuing Employees shall be subject to the vacation, sick leave and other personal or paid time off policies of the Red Lion Group applicable to the respective Continuing Employee (the “Red Lion Vacation Policy”); provided, however, (i) the Red Lion Group shall credit each Continuing Employee with accrued but unused vacation time as of the end of the TSA Benefits Transition Period (or the applicable Hire Date) and (ii) for calendar year 2015, any Continuing Employee who was subject to the Navy Vacation Policy, the Canadian vacation policy or Section I of the NCPS Vacation Policy shall not accrue an amount of vacation that would result in him or her being granted a cumulative amount of vacation from Navy or its Affiliates and the Red Lion Group that is greater than the maximum amount of vacation that such Continuing Employee could have been granted pursuant to the Navy Vacation Policy, Canadian vacation policy or NCPS Vacation Policy in which he or she participated, as applicable, immediately prior to the end of the TSA Benefits Transition Period (or the applicable Hire Date).

ARTICLE IV

BONUS AWARDS FOR RED LION EMPLOYEES

4.1 Bonus Awards. The Red Lion Entity employing the applicable Continuing Employee shall be responsible for determining and paying all bonus awards to the Continuing Employee in respect of all applicable performance periods during which the Separation Time occurs or, with respect to Continuing Employees who are Delayed Transfer Service Providers, all applicable performance periods during which the Hire Date occurs, and, in either case, all performance periods thereafter, in each case under and in accordance with the terms of the Red Lion Employee Benefit Plans and the Nabors Annual Incentive Plan, as applicable.

ARTICLE V

COBRA, HIPAA, WARN

5.1 COBRA and HIPAA. The Red Lion Group will assume and be responsible for, and shall indemnify and hold harmless the Navy Group for, all Liabilities resulting from any Actions asserted upon or after the Separation Time with respect to Continuing Employees or, with respect to Continuing Employees who are Delayed Transfer Service Providers, asserted upon or after the Hire Date, and, in each case, their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws.

5.2 WARN Act. Effective from and after the Separation Time, the Red Lion Group shall assume Liability for, and shall indemnify and hold harmless the Navy Group with respect to, any Liabilities incurred by the Navy Group pursuant to the Worker Adjustment and Retraining Notification Act and any similar Law (collectively, the “WARN Act”) resulting from the termination of employment of any Continuing Employee by any member of the Red Lion Group upon or after the Separation Time. The Navy Group shall assume Liability for, and shall indemnify and hold harmless the Red Lion Group with respect to, any Liabilities incurred by the Red Lion Group pursuant to the WARN Act resulting from the termination of employment of any Red Lion Employee by any member of the Red Lion Group prior to the Separation Time and the termination of employment of any other current or former employee or service provider of the Navy Group, in each case who is not a Continuing Employee.

ARTICLE VI

PENSION PLANS AND DEFERRED COMPENSATION PLANS

6.1 Navy U.S. DB Plan. From and after the Effective Time, the Navy Group shall retain all Liabilities under Navy’s Pool Company Retirement Income Plan (the “Navy U.S. DB Plan”) and all Assets held under the trust(s) associated with the Navy U.S. DB Plan (collectively, the “Navy U.S. DB Plan Trust”). The Navy Group shall indemnify and hold harmless the Red Lion Group with respect to all Liabilities under, relating to, and in connection with the Navy U.S. DB Plan and the Navy U.S. DB Plan Trust.

6.2 401(k) Plan. The Red Lion Group will cause a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “Red Lion Group 401(k) Plan”) to accept rollovers (including rollovers of loans) from and after the Effective Time from the Navy 401(k) Plan with respect to the Continuing Employees. For purposes of this Section 6.2, a member of the Red Lion Group shall assume the KVS 401(k) Plan and all Assets and Liabilities under and in connection with, and shall indemnify and hold the Navy Group harmless from all Liabilities arising from any Action first asserted upon or after the Separation Time with respect to, the KVS 401(k) Plan and the trust(s) thereunder to the extent the KVS 401(k) Plan has not merged with and into the Navy 401(k) Plan prior to the Separation Time.

6.3 Nonqualified Deferred Compensation.

(a) Navy shall retain, or cause its Subsidiaries (other than any Red Lion Entities) to retain, all Assets and all Liabilities arising out of or relating to the Nabors Industries, Inc. Deferred Compensation Plan and the Nabors Industries, Inc. Executive Deferred Compensation Plan (collectively, the “Navy Nonqualified Plans”).

(b) As soon as reasonably practicable following the Separation Time or, the applicable Hire Date with respect to Continuing Employees who are Delayed Transfer Service Providers, Navy shall provide to Red Lion a list of all Continuing Employees who are participants in the Navy Nonqualified Plans (the “Nonqualified Plan Participants”). Following the Effective Time, Red Lion shall provide, or shall cause to be provided, to Navy notice of the termination of employment of any Nonqualified Plan Participant upon or as soon as practicable following any such termination.

ARTICLE VII

GENERAL AND ADMINISTRATIVE

7.1 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall reasonably cooperate with respect to any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the United States or abroad.

7.2 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Nothing in this Agreement shall preclude the Navy Group, the Red Lion Group or any of their respective Affiliates, at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any employee benefit plan, program, policy, practice, agreement or arrangement, any benefit thereunder or any trust, insurance policy or funding vehicle related thereto. Nothing contained in this Agreement shall (a) constitute or be deemed to be an amendment to any Navy Employee Benefit Plan, Penny Employee Benefit Plan or Red Lion Employee Benefit Plan or any other compensation or benefit plan, program, practice, policy, agreement or arrangement of Penny, Navy, Red Lion, the Red Lion Group or any of their respective Affiliates; or (b) limit the right of Red Lion, Navy, Penny or any of their respective Affiliates to terminate the employment or service of any employee or other service provider at any time.

ARTICLE VIII

MISCELLANEOUS

8.1 Effect if Separation Time or Effective Time Does Not Occur. If the Separation Agreement is terminated prior to the Separation Time or the Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Separation Time or the Effective Time, as applicable, or otherwise in connection with the transactions contemplated by the Transaction Agreements, shall not be taken or occur except to the extent specifically agreed by Navy and Red Lion and, respecting Penny, by Penny.

8.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

8.3 Affiliates. Each of Navy, Red Lion and Penny shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by one of Navy’s Subsidiaries (other than the Red Lion Group) or a Red Lion Entity or one of Penny’s Subsidiaries, respectively.

8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

if to Navy or, prior to the Effective Time, Red Lion:

Nabors Industries Ltd

Crown House

Second Floor

4 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention: Corporate Secretary, with a copy to Laura Doerre

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

Attention: Charles J. Conroy

                 Scott W. Golenbock

Facsimile: (212) 530-5219

if to Penny:

C&J Energy Services, Inc.

3990 Rogerdale

Houston, TX 77042

Attention: Theodore Moore

Facsimile: (713) 325-5920

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Jeffery B. Floyd

                 Stephen M. Gill

Facsimile: (713) 615-5956

if to a member of the Red Lion Group after the Effective Time:

C&J Energy Services, Inc.

3990 Rogerdale

Houston, TX 77042

Attention: Theodore Moore

Facsimile: (713) 325-5920

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Jeffery B. Floyd

                 Stephen M. Gill

Facsimile: (713) 615-5956

8.5 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 8.5 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article III (relating to Mutual

Releases and Indemnification); Section 4.1 (relating to Further Assurances); Section 4.2 (relating to Agreement for Exchange of Information); Section 4.3 (relating to Privileged Matters); and Article V (relating to Miscellaneous). Notwithstanding the foregoing, in the event of any conflict between the terms and conditions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
	Name:	Mark D. Andrews
	Title:	Corporate Secretary

NABORS RED LION LIMITED

By:	/s/ Mark D. Andrews
	Name:	Mark D. Andrews
	Title:	Director

C&J ENERGY SERVICES, INC.

By:	/s/ Randall C. McMullen, Jr.
	Name:	Randall C. McMullen, Jr.
	Title:	President and Chief Financial Officer

[SIGNATURE PAGE TO EMPLOYEE BENEFITS AGREEMENT]

EXHIBIT A

EXCLUDED RED LION EMPLOYEES

•	Andrew Stephens

Provided, however, that notwithstanding anything to the contrary in the Merger Agreement, the Separation Agreement or any Ancillary Agreement, Navy and its Subsidiaries acknowledge and agree that Penny shall be permitted to solicit and otherwise hire or retain, as applicable, Andrew Stephens for employment with Penny beginning no earlier than the Effective Time or continuing with the Red Lion Group on and after the Effective Time, as applicable.

EXHIBIT B

CONTINUED PARTICIPATION IN CANADIAN EMPLOYEE BENEFIT PLANS

Section 2.4(b) – Canadian Benefit Plans

•	Nabors Canada Group Benefit Program

•	NPSL Flexible Benefit Plan

•	Dental

•	Extended Health Care Benefit (Drugs, Health Care Professionals, Medical Supplies and Services, EHC-Hospital, and EHC-Medical and Non-Medical Travel Emergencies)

•	Basic life insurance

•	Basic accidental death & dismemberment (AD&D)

•	Long-term disability

•	Survivor benefit

•	Employee Assistance

•	Optional Benefits

•	Critical Illness

•	Optional AD&D

•	Optional Enhanced Disability (Short- and Long-term)

•	Optional Life

•	Canadian Vacation Policy

•	Paid-Time Off Policy (including sick leave)

EXHIBIT C

DELAYED TRANSFER SERVICE PROVIDERS

Erica McCoy, Vendor Services

Roxanne Forrester, Vendor Services

Latisha Cruz, Catalog Contractor

EXHIBIT D

NAVY SEVERANCE PLAN – NPSL MODIFICATIONS

General Severance Guidance

1.	Covered Employees: Management, Exempt Employees, Non-Exempt Salaried employees, Hourly Employees (excluding involuntary terminations for “lack of work” as per Employment Standards Section 55, which an employer may terminate employment without further notice or payments in lieu of notice).

2.	“Base Pay” definition mirrors the definition in the Nabors Industries, Inc. Severance Plan

3.	Upon an involuntary termination without “just cause,” all covered employees (excluding Hourly Employees terminated for “lack of work,” as noted above) receive the Employment Standards minimum.

4.	In addition to the Employment Standards minimum, upon an involuntary termination without “just cause”, covered employees (excluding Hourly Employees) receive an additional “common law” severance amount. Typically, the “common law” severance amounts follow the guideline of 1-2 weeks/year of service for Non-Exempt; 2-3 weeks/year of service for Exempt & Management

5.	Benefit continuation may be offered to Management and Exempt employees, up to 1 month.

6.	Employees are required to provide a release to NPSL prior to receiving any severance above the Employment Standards minimum.

Alberta Employment Standards Termination Notice

NPSL provides written termination notice (or payment in lieu of notice), as applicable, of the following minimum amounts:

•	One week for employment of more than 3 months, but less than 2 years;

•	Two weeks for employment of 2 years or more, but less than 4 years;

•	Four weeks for employment of 4 years or more, but less than 6 years;

•	Five weeks for employment of 6 years or more, but less than 8 years;

•	Six weeks for employment of 8 years or more, but less than 10 years; and

•	Eight weeks for employment of 10 years or more.